Orion Group Holdings, Inc. Reports Third Quarter 2016 Results

HOUSTON, TEXAS, November 3, 2016 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income for the three months ended September 30, 2016, of $4.7 million ($0.17 diluted earnings per share). These results compare to a net loss of $7.4 million ($0.27 diluted loss per share) for the same period a year ago.

Consolidated Results for the Third Quarter of 2016

•	Third quarter 2016 contract revenue was $164.0 million, an increase of 19.7%, as compared to third quarter 2015 revenue of $137.1 million.

•	Gross profit for the third quarter 2016 was $24.2 million, or a gross profit margin of 14.7%, an increase of approximately $15.9 million as compared to the third quarter 2015.

•
Selling, General and Administrative (SG&A) expenses for the third quarter 2016 were $15.3 million as compared to $14.5 million in the prior year period, an increase of $0.8 million, or 5.5%. The increase is attributable to a full quarter of SG&A expenses from TAS Commercial Concrete (TAS) in the current period as well as increases in group health expenses, partially offset by general cost savings.

•
Third quarter 2016 EBITDA was $18.1 million, representing a 11.0% EBITDA margin which compares to third quarter 2015 pro forma EBITDA of $1.2 million, or a 0.7% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on page 3-4 of this release; reconciliation tables are provided on pages 7-8).

•
Backlog of work under contract as of September 30, 2016, was approximately $388 million, excluding approximately $171 million of work on which the Company is the apparent low bidder, or has been awarded subsequent to the end of the third quarter.

"We believe our company is on the right track," said Mark Stauffer, Orion Group Holding Inc.’s President and Chief Executive Officer. "Our Heavy Civil Marine Construction (HCMC) segment had a strong operating performance during the quarter with solid job execution. Our Commercial Concrete Construction (CCC) segment once again produced strong results, delivering consecutive record-setting revenue months in August and September, enhancing the Company’s overall results. As anticipated, third quarter consolidated results reflect significant year-over-year increases to EBITDA and EBITDA margin, underpinning the Company’s strategy and ability to overcome previously discussed challenges. With the structural changes we’ve made, the amount of backlog and low bid work we have, and the market opportunities we anticipate, we believe 2017 is set up to be a strong year with solid bottom line performance."

Heavy Civil Marine Construction Segment

•
Third quarter 2016 contract revenue was $82.2 million, a decrease of $7.9 million, or 8.8%, from the prior year period. The decrease in revenue is primarily attributable to the Tampa operations retrenchment during 2015, and to the timing and mix of projects.

•	Third quarter 2016 operating income was $3.3 million, an improvement of $14.0 million from the prior year period.

•
Third quarter 2016 EBITDA was $10.2 million, representing a 12.5% EBITDA margin which compares to third quarter 2015 EBITDA of $(3.9) million, or (4.3)% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on Page 3 of this release; reconciliation tables are provided on pages 7-8).

•
Backlog of work under contract as of September 30, 2016, was $202 million, which compares with backlog under contract at September 30, 2015 of $224 million. Additionally, the Company is the apparent low bidder, or has been awarded subsequent to the end of the quarter approximately $151 million of work.

Commercial Concrete Construction Segment

•
Third quarter 2016 contract revenue was $81.8 million, an increase of $34.9 million, or 74.2% from the prior year period. On a pro forma basis, assuming the acquisition of TAS had been completed at the beginning of the third quarter 2015, revenue increased $7.2 million, or of 9.6% from the prior year period.

•
Third quarter 2016 operating income was $6.3 million, an increase of $3.8 million, or 158.6% from the prior year period. On a pro forma basis, operating income increased $2.8 million, or 81.9% from the prior year period.

•
Third quarter 2016 EBITDA was $7.9 million, representing a 9.7% EBITDA margin which compares to third quarter 2015 EBITDA of $3.9 million, representing a 8.4% EBITDA margin. On a pro forma basis, third quarter 2015 EBITDA was $5.1 million, or 6.8% EBITDA margin (EBITDA and EBITDA margin are non-GAAP measures, defined on Page 3 of this release; reconciliation tables are provided on pages 7-8).

•
Backlog of work under contract as of September 30, 2016, was $186 million, which is comparable with backlog under contract at September 30, 2015 of $180 million. Additionally, the Company is the apparent low bidder, or has been awarded subsequent to the end of the quarter approximately $20 million of work.

Outlook
“We are optimistic about the long-term future of both business segments and remain focused on continuous improvement across all of our operations," continued Mr. Stauffer. "With a solid level of backlog, record setting low bids outstanding, and a growing market of opportunities, we believe we will continue to see growth in 2017 and beyond."

"The Company's HCMC segment continues making strides in the right direction, as apparent through solid project execution in the third quarter, an improved win rate, and increased private sector bidding for its range of services. We continue to see bid opportunities from our down-stream energy customers. On the public sector side, lettings by both state and local agencies, including local port authorities, remain a steady source of bid opportunities as we approach 2017. As previously stated, we also remain focused on maintaining equipment utilization, including our dredge fleet, by targeting the right projects from our bid opportunities.

We remain confident the CCC segment market demand will remain solid in 2017. Demand for commercial concrete construction in Houston remains weighted in the education, retail and medical sectors, while the Dallas market is being driven primarily by warehouse and office space construction. The Dallas office anticipates a record revenue year in 2016 and is focused on maintaining the peak backlog it has established. We believe strong demand for our CCC segment will continue in our current operating markets and will support expansion plans for this business in the future,” concluded Mr. Stauffer.

"During the third quarter, we bid on approximately $622 million and were successful on approximately $185 million," said Chris DeAlmeida, Orion Group Holding's Vice President and Chief Financial Officer. "This resulted in a 1.13 times book-to-bill ratio for the quarter and a win rate of 29.7%. In the HCMC segment, we bid on approximately $314 million during the third quarter 2016 and were successful on $118 million. This resulted in a 1.43 times book-to-bill ratio and a win rate of 37.6% for the quarter. The CCC segment also had healthy bid levels for the quarter, bidding on approximately $308 million in work while being awarded approximately $67 million. This resulted in a 0.82 times book-to-bill ratio and a win rate of 21.8% for the quarter. In total, we have approximately $837 million worth of bids outstanding, including approximately $171 million on which we are apparent low bidder, or have been awarded subsequent to the end of the third quarter, of which, approximately $151 million is in the HCMC segment and approximately $20 million is in the CCC segment."

Mr. DeAlmeida continued, "In the beginning of October, Hurricane Matthew impacted our operations on the East Coast. This resulted in delayed projects as we took appropriate precautions necessary to maintain the safety of our employees, prevent any significant damage to ongoing projects, and prevent damage to our equipment. We were successful in our approach, but our East Coast operations saw delays in projects as a result of the storm. Additionally, some of our customers have experienced permit delays causing the anticipated start date of certain jobs to push out into 2017. As a result of these two factors, we believe fourth quarter results will fall below our initial expectations, causing full year 2016 results to be below our previously stated EPS range of $0.30 to $0.40; however, this delay in activity will benefit 2017. Given the backlog we have today, the amount of low bids outstanding, and the amount of work to bid in the coming quarters, we are poised to achieve our full year 2017 EBITDA goal of $70 million," concluded Mr. DeAlmeida.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the third quarter 2016 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, November 3, 2016. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. Third Quarter 2016 Earnings Conference Call toll free at (855) 478-9690; participant code: 99861196.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services includes marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin." These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Backlog

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 15, 2016, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Contract revenues	$164,017	$137,061	433,941	304,607
Costs of contract revenues	139,849	128,783	378,116	281,848
Gross profit	24,168	8,278	55,825	22,759
Selling, general and administrative expenses	15,291	14,496	47,728	31,982
(Gain) loss on sale of assets, net	(654)	2,107	(1,260)	2,007
Operating income (loss) from operations	9,531	(8,325)	9,357	(11,230)
Other (expense) income
Other income	10	190	32	190
Interest income	—	13	1	30
Interest expense	(1,578)	(943)	(4,695)	(1,433)
Other expense, net	(1,568)	(740)	(4,662)	(1,213)
Income (loss) before income taxes	7,963	(9,065)	4,695	(12,443)
Income tax expense (benefit)	3,224	(1,669)	1,972	(2,945)
Net income (loss)	4,739	(7,396)	2,723	(9,498)

Basic income (loss) per share	$0.17	$(0.27)	$0.10	$(0.35)
Diluted income (loss) per share	$0.17	$(0.27)	$0.10	$(0.35)
Shares used to compute income (loss) per share
Basic	27,462,835	27,243,128	27,483,485	27,397,342
Diluted	27,464,032	27,243,128	27,484,682	27,397,342

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In thousands, except share and per share information)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Heavy Civil Marine Construction
Contract revenues	$82,169	$90,068	$224,550	$257,614
Operating income (loss)	3,272	(10,746)	(1,082)	(13,651)

Commercial Concrete Construction
Contract revenues(1)	$81,848	$74,648	$209,391	$183,032
Operating income(1)	6,259	3,441	10,439	8,474

(1) The Company has included the pro forma impact of the acquisition of TAS in our operating results for the three and nine months ended September 30, 2015.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015 (3)	2016	2015 (3)

Operating income (loss)	$9,531	$(7,305)	$9,357	$(5,177)
Other income	10	279	32	727
Depreciation and amortization	8,563	8,176	25,765	18,830
EBITDA(1)	$18,104	$1,150	$35,154	$14,380
Operating income (loss) margin(2)	5.8%	(4.3)%	2.2%	(1.0)%
Impact of depreciation and amortization	5.2%	5.0%	5.9%	4.3%
EBITDA margin(1)	11.0%	0.7%	8.1%	3.3%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.
(3) The Company has included the pro forma impact of the acquisition of TAS in our operating results for the three and nine months ended September 30, 2015. The data has been adjusted from previously reported pro forma results to include certain other allocations of expenses for comparison purposes.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, except margin data)
(Unaudited)

	Heavy Civil Marine Construction
	Three months ended September 30,		Nine months ended September 30,
	2016	2015 (3)	2016	2015 (3)

Operating income (loss)	$3,272	$(10,746)	(1,082)	(13,651)
Other income	1,372	1,253	5,196	1,253
Depreciation and amortization	5,547	5,584	15,790	16,238
EBITDA(1)	$10,191	$(3,909)	$19,904	$3,840
Operating income (loss) margin(2)	5.7%	(10.5)%	1.8%	(4.8)%
Impact of depreciation and amortization	6.8%	6.2%	7.0%	6.3%
EBITDA margin(1)	12.5%	(4.3)%	8.8%	1.5%

	Commercial Concrete Construction
	Three months ended September 30,		Nine months ended September 30,
	2016	2015 (3)	2016	2015 (3)

Operating income	$6,259	$3,441	$10,439	$8,474
Other expense	(1,362)	(974)	(5,164)	(526)
Depreciation and amortization	3,016	2,592	9,975	2,592
EBITDA(1)	$7,913	$5,059	$15,250	$10,540
Operating income margin(2)	6.0%	3.3%	2.5%	4.3%
Impact of depreciation and amortization	3.7%	3.5%	4.8%	1.4%
EBITDA margin(1)	9.7%	6.8%	7.3%	5.7%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating margin is calculated by dividing operating income (loss), plus other income, by contract revenues.
(3) The Company has included the pro forma impact of the acquisition of TAS in our operating results for the three and nine months ended September 30, 2015. The data has been adjusted from previously reported pro forma results to include certain other allocations of expenses for comparison purposes.

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, except share and per share information)

	September 30, 2016	December 31, 2015
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$3,146	$1,345
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	88,854	72,358
Retainage	37,546	21,040
Other current	3,785	5,313
Income taxes receivable	83	83
Inventory	5,518	4,867
Deferred tax asset	3,108	3,108
Costs and estimated earnings in excess of billings on uncompleted contracts	52,720	59,608
Assets held for sale	6,375	6,375
Prepaid expenses and other	2,624	4,627
Total current assets	203,759	178,724
Property and equipment, net	161,243	165,989
Accounts receivable, non-current	765	222
Retainage, non-current	6,664	14,393
Inventory, non-current	4,327	6,218
Goodwill	66,351	65,982
Intangible assets, net of amortization	23,854	29,319
Other noncurrent	1,244	$615
Total assets	$468,207	$461,462
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$26,125	$12,004
Accounts payable:
Trade	50,992	52,719
Retainage	763	1,671
Accrued liabilities	19,445	22,149
Taxes payable	826	813
Billings in excess of costs and estimated earnings on uncompleted contracts	29,568	28,484
Total current liabilities	127,719	117,840
Long term debt, net of debt issuance costs	85,367	94,605
Other long-term liabilities	2,387	1,813
Deferred income taxes	20,302	19,345
Interest rate swap liability	971	145
Total liabilities	236,746	233,748
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 28,391,874 and 27,992,589 issued; 27,680,643 and 27,281,358 outstanding at September 30, 2016 and December 31, 2015, respectively	283	279
Treasury stock, 711,231 shares and 711,231 shares, at cost as of September 30, 2016 and December 31, 2015, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	(971)	(145)
Additional paid-in capital	170,582	168,736
Retained earnings	68,107	65,384
Total stockholders’ equity	231,461	227,714
Total liabilities and stockholders’ equity	$468,207	$461,462

Orion Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$2,723	$(9,498)
Adjustments to reconcile net income (loss) to net cash provided by (used in):
Operating activities:
Depreciation and amortization	25,765	18,831
Deferred financing cost amortization	921	—
Bad debt expense	—	67
Deferred income taxes	957	(2,665)
Stock-based compensation	1,842	1,750
(Gain) loss on sale of property and equipment	(1,260)	2,007
Change in operating assets and liabilities
Accounts receivable	(24,290)	(33,000)
Income tax receivable	—	233
Inventory	1,241	(397)
Prepaid expenses and other	2,127	(3,266)
Costs and estimated earnings in excess of billings on uncompleted contracts	6,888	1,440
Accounts payable	(2,638)	10,114
Accrued liabilities	(1,942)	6,271
Income tax payable	13	(1,891)
Billings in excess of costs and estimated earnings on uncompleted contracts	1,084	7,417
Deferred revenue	—	(34)
Net cash provided by (used in) operating activities	13,431	(2,621)
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,737	667
Contributions to CSV life insurance	(634)	—
TAS acquisition adjustment	(369)	—
Acquisition of HITS, net	—	(357)
Acquisition of TAS	—	(111,977)
Purchase of property and equipment	(16,334)	(13,577)
Net cash used in investing activities	(15,600)	(125,244)
Cash flows from financing activities:
Borrowings from Credit Facility	47,000	149,021
Payments made on borrowings from Credit Facility	(42,552)	(6,268)
Loan costs from Credit Facility	(486)	—
Extinguishment of debt	—	(32,427)
Exercise of stock options	8	28
Purchase of shares into treasury	—	(3,101)
Net cash provided by financing activities	3,970	107,253
Net change in cash and cash equivalents	1,801	(20,612)
Cash and cash equivalents at beginning of period	1,345	38,893
Cash and cash equivalents at end of period	$3,146	$18,281
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,864	$978
Taxes (net of refunds)	$999	$490